                                                                     EXHIBIT 2.1










                         CHART HOUSE ENTERPRISES, INC.

                   AMENDED AND RESTATED STANDSTILL AGREEMENT

                             DATED OCTOBER 1, 1997




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                               TABLE OF CONTENTS

                                                                        PAGE NO.

Section 1.         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Section 2.         Representations and Warranties   . . . . . . . . . . . . . . . . . .   3
Section 3.         Covenants with Respect to the Company Voting
                   Securities and Other Matters   . . . . . . . . . . . . . . . . . . .   6
                   3.1    Acquisition of Company Voting Securities  . . . . . . . . . .   6
                   3.2    Distribution of the Company Voting Securities . . . . . . . .   7
                   3.3    Proxy Solicitations, etc. . . . . . . . . . . . . . . . . . .   7
                   3.4    No Voting Trusts, Pooling Agreements, or
                          Formation of "Groups" . . . . . . . . . . . . . . . . . . . .   7
                   3.5    No Solicitation of Bidders  . . . . . . . . . . . . . . . . .   8
                   3.6    Material Transactions . . . . . . . . . . . . . . . . . . . .   8
                   3.7    Non-Circumvention . . . . . . . . . . . . . . . . . . . . . .   8
                   3.8    Confidential Material . . . . . . . . . . . . . . . . . . . .   8
                   3.9    Guarantee by Alpha  . . . . . . . . . . . . . . . . . . . . .  10
Section 4.         Voting of Company Securities and Other Related
                   Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 5.         Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . .  12
                   5.1    Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  12
                   5.2    Request for Registration  . . . . . . . . . . . . . . . . . .  12
                   5.2A   Shelf Registration  . . . . . . . . . . . . . . . . . . . . .  13
                   5.3    Piggyback Registration  . . . . . . . . . . . . . . . . . . .  13
                   5.4    Obligations of the Company  . . . . . . . . . . . . . . . . .  14
                   5.5    Furnish Information . . . . . . . . . . . . . . . . . . . . .  15
                   5.6    Expenses of Demand Registration and Shelf
                          Registration  . . . . . . . . . . . . . . . . . . . . . . . .  15
                   5.7    Expenses of Piggyback Registration  . . . . . . . . . . . . .  15
                   5.8    Underwriting Requirements . . . . . . . . . . . . . . . . . .  15
                   5.9    Delay of Registration . . . . . . . . . . . . . . . . . . . .  16
                   5.10   Indemnification . . . . . . . . . . . . . . . . . . . . . . .  16
                   5.11   Reports Under the Exchange Act  . . . . . . . . . . . . . . .  18
                   5.12   No Assignment of Registration Rights  . . . . . . . . . . . .  18
                   5.13   Waiver Procedures . . . . . . . . . . . . . . . . . . . . . .  19
                   5.14   "Market Stand-off" Agreement  . . . . . . . . . . . . . . . .  19
Section 6.         Term of Agreement; Certain Provisions Regarding
                   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 7.         Legend and Stop Transfer Order   . . . . . . . . . . . . . . . . . .  19
Section 8.         Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 9.         General Provisions   . . . . . . . . . . . . . . . . . . . . . . . .  20
                   9.1    Consent to Jurisdiction; Service of Process . . . . . . . . .  20
                   9.2    Additional Zell Group Parties; Joint and Several
                          Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   9.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                   9.4    Severability  . . . . . . . . . . . . . . . . . . . . . . . .  21
                   9.5    Amendments  . . . . . . . . . . . . . . . . . . . . . . . . .  22






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
                   9.6    Descriptive Headings  . . . . . . . . . . . . . . . . . . . .  22
                   9.7    Counterparts; Facsimile Signatures  . . . . . . . . . . . . .  22
                   9.8    Successors and Assigns  . . . . . . . . . . . . . . . . . . .  22








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                   AMENDED AND RESTATED STANDSTILL AGREEMENT


                 Amended and Restated Standstill Agreement dated as of October 1, 1997, (this "Agreement") among Chart House Enterprises, Inc., a Delaware corporation (the "Company"), Chart House Investors, LLC, a Delaware limited liability company ("CHI"), Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Samstock/ZFT, L.L.C., a Delaware limited liability company ("ZFT"), F. Philip Handy, individually ("Handy"), F. Philip Handy, as trustee of the Blaine Trust ("FPH Trustee"), Robert Saltsman ("Saltsman"), Thomas Gaffney and Donna Gaffney, as tenants by the entirety (collectively, "Gaffney"), Richard Rivera ("Rivera"), and MelChart LLC, an Illinois limited liability company ("MelChart"), (each of the foregoing parties, other than the Company, individually a "Stockholder" and collectively the "Stockholders") and Alpha/ZFT Partnership, an Illinois general partnership ("Alpha").

                              W I T N E S S E T H:

             WHEREAS, pursuant to a Stock Purchase and Sale Agreement dated as of March 10, 1997 (the "Stock Purchase and Sale Agreement") among the Company, CHI and Alpha, CHI purchased from the Company, and the Company sold to CHI, 3,400,000 newly issued shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), representing approximately 29.2% of the Common Stock then outstanding.

             WHEREAS, Samstock, ZFT, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart have acquired from CHI or its affiliates, directly or indirectly, the shares of Common Stock set forth on Exhibit A hereto.

             WHEREAS, Handy has entered into an Amended and Restated Option Agreement with CHI, pursuant to which Handy has the option to acquire 163,581 shares of Common Stock from CHI (the "Handy Option Shares").

             WHEREAS, reference is made to that certain Standstill Agreement, dated as of March 10, 1997, among the Company, CHI and Alpha (the "Original Standstill Agreement").

             WHEREAS, the Company, the Stockholders and Alpha are entering into this Agreement to establish certain arrangements with respect to the relationships between them, and intend for this Agreement to amend, restate and supersede the Original Standstill Agreement in its entirety.

             WHEREAS, the Company believes that these arrangements will be in the best interests of the Company and all of its stockholders.






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             NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

             Section 1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

             1.1 "Company Voting Securities" shall mean, collectively,
Common Stock, any preferred stock of the Company that is entitled to vote generally for the election of directors, any other class or series of Company securities that is entitled to vote generally for the election of directors and any other securities, warrants, options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of, Common Stock, Company preferred stock that is entitled to vote generally for the election of directors, or any other class or series of Company securities that is entitled to vote generally for the election of directors.

             1.2 "Effective Date" means March 10, 1997.

             1.3 The "Combined Voting Power" at any measurement date shall mean the total number of votes which could have been cast in an election of directors of the Company had a meeting of the stockholders of the Company been duly held based upon a record date as of the measurement date if all Company Voting Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

             1.4 The terms "beneficial ownership," "person" and "group" shall have the respective meanings ascribed to such terms pursuant to Regulation 13D-G adopted by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof. The term "affiliate" shall have the meaning ascribed to such term pursuant to Rule 12b-2 under the Exchange Act, as in effect on the date hereof.

             1.5 "Zell Affiliate" means CHI, Samstock, ZFT, Handy, FPH
Trustee and any of their respective affiliates (exclusive of Saltsman, Gaffney, Rivera, MelChart and their respective affiliates).

             1.6 "Zell Group" means each Stockholder and any corporations, partnerships, limited liability companies or other entities that are their affiliates, collectively; provided, however, that publicly held entities that might fall within this definition as a result of their affiliation with any Zell Affiliate (a "Public Zell Affiliate") shall not be treated as affiliates of any Zell Affiliate hereunder unless its affiliates took any action, directly or indirectly, to suggest, encourage or assist such entity in taking the relevant action to be attributed to the Zell Group hereunder. For purposes of the preceding sentence and the similar clause






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appearing in the second sentence of Section 3.1, the failure of any Zell
Affiliate or any of its affiliates, upon learning of a Public Zell Affiliate's action, to request that such Public Zell Affiliate refrain from taking such action because of the provisions of this Agreement will be deemed to constitute "encouraging or assisting" in such action.

             1.7 "Independent Director" means directors of the Company who
(i) are not employees or officers of the Company, (ii) are not serving as designees of Samstock pursuant to Section 4 hereof, and (iii) have no financial interest in and are not otherwise associated with CHI, Samstock, ZFT, any Public Zell Affiliate or their affiliates, excluding however any equity interest of not more than 2% of any publicly-held entity. The term "associated" means having a business, financial or familial relationship that might reasonably be expected to affect the individual's judgment with respect to matters in which a member of the Zell Group might be interested.

             1.8 "Disinterested Director" means Independent Directors who are "disinterested directors" as that term is used in Section 144 of the Delaware General Corporate Law.

             Section 2.  Representations and Warranties.

             2.1 CHI, Samstock and ZFT jointly and severally represent and warrant to the Company as follows:

                (a) Each of CHI, Samstock and ZFT is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Alpha is a validly existing partnership under the laws of Illinois. Each of CHI, Samstock, ZFT and Alpha has the power and authority to enter into this Agreement and perform its respective obligations hereunder.

                (b) This Agreement has been duly authorized, executed and delivered by CHI, Samstock, ZFT and Alpha and constitutes the legal, valid and binding agreement of CHI, Samstock, ZFT and Alpha, enforceable against them in accordance with the terms hereof.

                (c) Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which CHI, Samstock, ZFT or Alpha is bound or by which it is affected or of any charter documents of CHI, Samstock, ZFT or Alpha.

                (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by any member of the Zell Group
         (other than Handy, FPH Trustee, Saltsman, Gaffney, MelChart and Rivera and their respective affiliates), except for those shares of Common Stock originally acquired by CHI pursuant to the Stock Purchase and Sale Agreement and set forth on Exhibit A hereto (exclusive of any options granted by the Company).

          2.2 Handy and FPH Trustee jointly and severally represent and warrant to the Company as follows:

          (a) He has the legal capacity to enter into this Agreement and perform his respective obligations hereunder both for himself individually and on behalf of the Blaine Trust.

          (b) This Agreement has been duly executed and delivered by him both for himself and on behalf of the Blaine Trust and constitutes his legal, valid and binding agreement enforceable against him in accordance with the terms hereof both in his individual capacity and in his capacity as trustee of the Blaine Trust.

          (c) Neither the execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which he is bound or by which he is affected, both in his individual capacity and in his capacity as trustee of the Blaine Trust.

          (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by him or his affiliates, except for those shares of Common Stock set forth on Exhibit A hereto (exclusive of the Handy Option Shares and any stock options granted by the Company).

       2.3     Saltsman represents and warrants to the Company as follows:

          (a) He has the legal capacity to enter into this Agreement and perform his respective obligations hereunder.

          (b) This Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding agreement enforceable against him in accordance with the terms hereof.

          (c) Neither the execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which he is bound or by which he is affected.

          (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by him or his affiliates, except for those shares of Common Stock set forth on Exhibit A hereto.

       2.4 Gaffney jointly and severally represent and warrant to the Company as follows:

          (a) They have the legal capacity to enter into this Agreement and perform their respective obligations hereunder.

          (b) This Agreement has been duly executed and delivered by them and constitutes their legal, valid and binding agreement enforceable against them in accordance with the terms hereof.

          (c) Neither the execution and delivery of this Agreement nor the performance of their obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which they are bound or by which they are affected.

          (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by them or their affiliates, except for those shares of Common Stock set forth on Exhibit A hereto.

       2.5     Rivera represents and warrants to the Company as follows:

          (a) He has the legal capacity to enter into this Agreement and perform his respective obligations hereunder.

          (b) This Agreement has been duly executed and delivered by him and constitutes his legal, valid and binding agreement enforceable against him in accordance with the terms hereof.

          (c) Neither the execution and delivery of this Agreement nor the performance of his obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which he is bound or by which he is affected.

          (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by him or his affiliates, except for those shares of Common Stock set forth on Exhibit A hereto (exclusive of any stock options granted by the Company).

          2.6     MelChart represents and warrants to the Company as follows:

          (a) MelChart is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. MelChart has the power and authority to enter into this Agreement and perform its obligations hereunder.

          (b) This Agreement has been duly authorized, executed and delivered by MelChart and constitutes the legal, valid and binding agreement of MelChart enforceable against MelChart in accordance with the terms hereof.

          (c) Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which MelChart is bound or by which MelChart is affected or of any charter documents of MelChart.

          (d) As of the date hereof, no shares of Common Stock are currently beneficially owned by MelChart or any of its affiliates, except for those shares of Common Stock set forth on Exhibit A hereto.

          2.7 The Company represents and warrants to the Stockholders and Alpha as follows:

          (a) The Company is a validly existing corporation under the laws of the jurisdiction of its organization and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

          (b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof.

          (c) Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with, or result in a breach of, or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which the Company is bound or by which it is affected or of any charter documents of the Company.

        Section 3. Covenants with Respect to the Company Voting Securities and Other Matters. CHI, Samstock and ZFT hereby agree with respect to all members of the Zell Group, other than Handy, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart and any of their respective affiliates, and each of Handy, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart agree with respect to themselves and their respective affiliates, as follows:

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                 3.1 Acquisition of Company Voting Securities.  Except as the
same may be approved by a majority of the Disinterested Directors in a specific resolution to that effect adopted prior to the taking of such action, prior to June 30, 2002, no member of the Zell Group shall, directly or indirectly, acquire, offer to acquire, agree to acquire, become the beneficial owner of or obtain any rights in respect of any Company Voting Securities, by purchase or otherwise, or take any action in furtherance thereof, if the effect of such acquisition, agreement or other action would be (either immediately or upon consummation of any such acquisition agreement or other action, or expiration of any period of time provided in any such acquisition, agreement or other action) to increase the aggregate beneficial ownership of Company Voting Securities by the Zell Group to such number of Company Voting Securities that represents or possesses greater than 29.2% of the Combined Voting Power of Company Voting Securities, without the approval of the majority of the Company's Disinterested Directors. Notwithstanding the foregoing maximum percentage limitations, (A) no member of the Zell Group shall be obligated to dispose of any Company Voting Securities beneficially owned in violation of such maximum percentage limitations if, and solely to the extent that, its beneficial ownership is or will be increased solely as a result of (1) a repurchase of any Company Voting Securities by the Company or any of its subsidiaries if such repurchase was approved by a majority of the Disinterested Directors or (2) the purchase by any Public Zell Affiliate unless CHI, Samstock, ZFT, Alpha or any of their other affiliates took any action, directly or indirectly, to suggest, encourage or assist in such purchase and (B) the foregoing shall not prohibit any purchase of Company Voting Securities directly from the Company (including pursuant to the exercise of rights, oversubscription rights or standby purchase obligations in connection with rights offerings by the Company or exercise of any stock options granted by the Company). For purposes of calculating the maximum percentage limitations, all Company Voting Securities that are the subject of an agreement, arrangement or understanding pursuant to which the Zell Group or any member thereof has the right to obtain beneficial ownership of such securities in the future shall also be deemed to be outstanding and beneficially owned by the Zell Group or the applicable member thereof.






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


                 3.2 Distribution of the Company Voting Securities.

                 (a) Except as the same may be approved by a majority of the Disinterested Directors in a specific resolution to that effect adopted prior to the taking of such action, no member of the Zell Group shall, directly or indirectly, sell, transfer any beneficial interest in, or otherwise dispose of any Company Voting Security other than to another member of the Zell Group prior to June 30, 2002, in a transaction that would result in a transfer to any person or group that, to the knowledge of the Zell Group, upon consummation of such sale, transfer or disposition, would, directly or indirectly, have beneficial ownership of or the right to acquire beneficial ownership of such number of Company Voting Securities as represent greater than 5.0% of the Combined Voting Power, except in response to certain tender or exchange offers as permitted by Section 3.2(b); provided, however, that, notwithstanding anything to the contrary in this Agreement, any member of the Zell Group shall be entitled to pledge or hypothecate any number of Company Voting Securities to any bank or other financial institution in connection with a bona fide financing transaction involving any member of the Zell Group or their affiliates, and neither such pledge or hypothecation, nor any exercise of rights or remedies pursuant thereto, shall be subject to any of the provisions of this Agreement, and upon any realization of such pledge or hypothecation, the pledgee shall take such Company Voting Securities free and clear of this Agreement.

                 (b) Notwithstanding Section 3.2(a), on and after the eleventh business day after commencement of a tender or exchange offer made by a person who is not a member of the Zell Group for outstanding Company Voting Securities (a "Qualifying Offer"), any member of the Zell Group may tender or exchange any Company Voting Securities beneficially owned by it pursuant to such Qualifying Offer if the Qualifying Offer shall have been approved by a majority of the Disinterested Directors.

                 3.3 Proxy Solicitations, etc. Prior to June 30, 2002, no member of the Zell Group shall solicit proxies, assist any other person in any way, directly or indirectly, in the solicitation of proxies, become a "participant" in a "solicitation" or assist any "participant" in a "solicitation" (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Disinterested Directors, submit any proposal for the vote of stockholders of the Company, recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of Company Voting Securities, in each case without the prior approval of the majority of the Disinterested Directors and, subject to Section 3.7, other than with respect to Company Voting Securities held by any member of the Zell Group.

                 3.4 No Voting Trusts, Pooling Agreements, or Formation of "Groups". Except as the same may be approved by a majority of the Disinterested Directors in a specific resolution to that effect adopted prior to the taking of such action, prior to June 30, 2002, no Stockholder or any other member of the Zell Group shall form, join or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other "group" other than the Zell Group with respect to Company Voting Securities, or enter into any agreement or arrangement or otherwise act in concert with any other person other than a member of the Zell Group, or a holder of any interest in any entity included within the Zell Group (provided such entity is itself bound by the terms of this Agreement), for the purpose of acquiring, holding, voting or disposing of Company Voting Securities.

                 3.5 No Solicitation of Bidders. Except as the same may be approved by a majority of the Disinterested Directors in a specific resolution to that effect adopted prior to the taking of such action, prior to June 30, 2002 no member of the Zell Group shall directly or indirectly assist, encourage or induce any person to bid for or acquire outstanding Company Voting Securities which would result in such other person, directly or indirectly, beneficially owning in excess of 5.0% of the Combined Voting Power of Company Voting Securities, provided, however, that the mere sale of Company Voting Securities by any member of the Zell Group shall not constitute assisting, encouraging or inducing within the meaning of this Section 3.5.

                 3.6 Material Transactions. Prior to June 30, 2002, no member of the Zell Group shall engage in any material transaction with the Company without the prior approval of a majority of the Disinterested Directors.

                 3.7 Non-Circumvention. Except as the same may be approved by a majority of the Disinterested Directors in a specific resolution to that effect adopted prior to the taking of such action, prior to June 30, 2002, no member of the Zell Group shall take any action, alone or in concert with any other person, to seek control of the Company or otherwise seek to circumvent the limitations of the provisions of Section 3 of this Agreement. Without limiting the generality of the foregoing, without such approval no member of the Zell Group shall (i) present to the Company or to any third party any proposal that can reasonably be expected to result in a change of control of the Company or in any increase beyond the percentage specified in Section 3.1 in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by the Zell Group, (ii) publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions that would result in a change of control of the Company or in any increase beyond the percentage specified in Section 3.1 in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by the Zell Group, or
(iii) initiate, request, induce or attempt to induce or give encouragement to any other person to initiate any proposal that can reasonably be expected to result in a change of control of the Company or in any increase beyond the percentage specified in Section 3.1 in the Combined Voting Power of Company Voting Securities beneficially owned in the aggregate by the Zell Group.






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                 3.8 Confidential Material.

                 (a) Definitions.  For purposes of this Section:

                 (i) The term "Confidential Material" means all information, whether oral, written or otherwise (including any information furnished prior to the execution of this Agreement), furnished by the Company to any member of the Zell Group or any of the Representatives (as defined below), and all notes, reports, analyses, compilations, studies and other materials prepared by the Zell Group or any of the Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing or based upon, in whole or in part, any such information, and the fact that such information has been delivered to the Zell Group or any of its Representatives. The term "Confidential Material" does not include information which is or becomes generally available to the public other than as a result of a disclosure by any member of the Zell Group or any of the Representatives or becomes available to any member of the Zell Group or any of the Representatives on a non-confidential basis from any source that is not known by such member of the Zell Group or such Representative to be bound by an obligation of confidentiality to the Company.

                (ii)The term "Representatives" shall mean any and all employees, agents, financial advisors, partners, affiliates or other representatives of any member of the Zell Group.

                 (b) Each member of the Zell Group and each of the Representatives will preserve the confidentiality of the Confidential Material and will not disclose any of the Confidential Material in any manner whatsoever; provided, however, that (i) the Zell Group may make any disclosure of such information to which the Company gives its prior consent, (ii) any of such information may be disclosed to the Representatives who need to know such information, and who are informed of the confidential nature of the Confidential Material and of the terms of this Section 3.8 and who agree to keep such information confidential, (iii) any Zell Affiliate may make any disclosure of such information in connection with any activity which such Zell Affiliate reasonably believes to be in the best interests of the Company and not prohibited by this Agreement, provided the recipient of such information is informed of the confidential nature of the Confidential Material and of the terms of this Section 3.8 and agrees in writing to keep such information confidential and otherwise to be fully subject to the terms of this Section 3.8, and (iv) any member of the Zell Group may make any disclosure of such information to any other member of the Zell Group. In any event, the Zell Group will be responsible for any actions by the Representatives which are not in accordance with the provisions hereof.

                 (c) If any member of the Zell Group or any of the Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Confidential Material or such person's opinion, judgment, view or recommendation concerning the Company as developed from the Confidential Material, the Zell Group agrees (i) to promptly notify the Company of the existence, terms and circumstances surrounding such a request, (ii) to the extent possible, to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of counsel to the Zell Group, the Zell Group is legally compelled to disclose, and to cooperate with any action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Material.

                 (d) The Stockholders hereby acknowledge that the United States securities laws prohibit, in certain circumstances, any person who has received from an issuer material, non-public information, including certain information that may be part of the Confidential Material, while such information is non-public, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                 (e) This Section 3.8 shall survive until the earlier of June 30, 2004 or two years following the date of termination of this Agreement.

                 3.9 Guarantee by Alpha. Alpha hereby irrevocably and unconditionally guarantees the performance by CHI, Samstock and ZFT of all of their obligations hereunder and under the other agreements and documents contemplated hereby.

             Section 4. Voting of Company Securities and Other Related Matters. CHI, Samstock and ZFT hereby agree with respect to all members of the Zell Group, other than Handy, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart and any of their respective affiliates, and each of Handy, FPH Trustee, Saltsman, Gaffney, Rivera and MelChart agree with respect to themselves and their respective affiliates, as follows:

                 (a) Each member of the Zell Group that is a holder of record of Company Voting Securities shall be present, and each member of the Zell Group that is a beneficial owner of Company Voting Securities shall cause the holder of record to be present, in person or by proxy, at all meetings of stockholders of the Company so that all Company Voting Securities owned of record or beneficially by the Zell Group may be counted for the purpose of determining the presence of a quorum at such meetings.

                 (b) At all times prior to June 30, 2002, except to the extent otherwise provided herein, the Company shall take all necessary or appropriate action to assist in the nomination and election as directors of (i) that number of individuals specified in Section 4(d) below designated by Samstock to be elected as directors of the Company, provided such designees are reasonably acceptable to the Independent Directors at the time of their designation, and

(ii) so long as Samstock is entitled to designate one or two directors, Independent Directors constituting a majority of the total number of directors of the Company. All persons to be so designated as Independent Directors shall be individuals selected by a majority of the Independent Directors then in office, except that one of the Independent Directors shall be an individual mutually acceptable to Samstock on the one hand and a majority of the Independent Directors on the other hand. The Company hereby agrees and acknowledges that Sam Zell and F. Philip Handy are reasonably acceptable to the Independent Directors as directors of the Company. The Company further agrees that one position on the Board of Directors of the Company is intended to be filled by the chief executive officer to be selected by the Board of Directors of the Company. Samstock shall cause its designees on the Board of Directors of the Company to take all necessary or appropriate action to assist in the nomination and election as directors of all such nominees as may be selected to serve as Independent Directors in the manner described above. The Zell Group and the directors designated by Samstock shall not vote (as stockholders or directors) in favor of, and shall not take any other action in furtherance of or seeking to cause, a reduction of the number of directors of the Company below seven directors, the removal of any directors, or a majority of the directors not consisting of Independent Directors.

                 (c) For purposes of this Agreement, directors "designated by Samstock" shall include directors designated by Samstock as anticipated by this
Section 4, and any other directors of the Company affiliated or associated with any member of the Zell Group, but, notwithstanding the foregoing, shall not include Rivera.

                 (d) At all times prior to June 30, 2002, Samstock shall be entitled to designate the following number of directors pursuant to Section 4(b) hereof:

          (i) so long as the members of the Zell Group that have executed this Agreement as parties (the "Zell Contracting Parties") beneficially own at least 15% of the Combined Voting Power of all Company Voting Securities (calculated in accordance with Section 3.1 hereof), Samstock shall have the right to designate two directors of the Company (it being understood that Rivera shall not count as one of such two directors), provided such designees are reasonably acceptable to the Independent Directors at the time of their designation; and

          (ii) so long as the Zell Contracting Parties beneficially own less than 15%, but at least 7.5% of the Combined Voting Power of all Company Voting Securities (as so calculated), Samstock shall have the right to designate one director of the Company (it being understood that Rivera shall not count as such director), provided such designee is reasonably acceptable to the Independent Directors at the time of his or her designation;

provided, however, that at any time when the Zell Contracting Parties shall no longer beneficially own at least 15% of the Combined Voting Power of all Company Voting Securities (as so calculated), Samstock shall cause one of its two designees to resign forthwith such that only one designee remains on the Board of Directors of the Company; and provided, further, that at any time when the Zell Contracting Parties shall no longer beneficially own at least 7.5% of the Combined Voting Power of all Company Voting Securities (as so calculated), Samstock shall not have the right to designate any directors of the Company, Samstock's rights under this Section 4 shall terminate, Samstock shall cause its designees to resign forthwith suchthat no designee of Samstock remains on the Board of Directors of the Company and all of the covenants under Section 3 of this Agreement shall lapse and no longer be of any force or effect. In addition, all of the covenants under Section 3 of this Agreement shall lapse and no longer be of any force or effect if for any reason any of the director designees designated by Samstock pursuant to the rights granted by Section 4(b) shall not be nominated for election as a director of the Company with the unanimous recommendation of all of the directors of the Company (other than those directors designated by Samstock pursuant to Section 4(b)) at the next election of directors of the Company following Samstock's designation. At any time when Samstock shall have the right to designate one or two directors, as the case may be, pursuant to this Section 4, the Company shall not increase the number of directors to more than seven directors without the prior written consent of Samstock.

                 (e) Except as expressly set forth above, each member of the Zell Group shall vote all Company Voting Securities owned of record by such member of the Zell Group and shall cause all Company Voting Securities owned beneficially by such member of the Zell Group to be voted with respect to the election or removal of directors of Company, or any other matter that may be presented to the stockholders of the Company that would relate to a possible change of control of the Company, at the sole option of such member of the Zell Group, either (i) in accordance with the recommendations of a majority of the Disinterested Directors, or (ii) in the same proportions (including abstentions) as the holders of record of Company Voting Securities other than those beneficially owned by the Zell Group that are entitled to vote on the election of directors (or such other matter) vote their Company Voting Securities, provided, however, that notwithstanding the foregoing (A) the Stockholders may at all times vote their Company Voting Securities for the election or retention of the one or two directors, as the case may be, designated by Samstock in accordance with Section 4(b) in elections in which they would cease to be directors if not elected and (B) any member of the Zell Group may vote its Company Voting Securities with respect to any matter presented to the stockholders of the Company that would relate to a possible change of control of the Company either (i) in favor of such matter if such matter was recommended by a majority of the full Board of Directors or (ii) against such matter.

                 Section 5. Registration Rights. The Company covenants and agrees as follows:

                 5.1 Definitions.  For purposes of this Section 5:

         (a) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Act").

         (b) The term "Registrable Securities" means the shares of Common Stock held, from time to time, by the Zell Group.

         (c) The term "Holder" means any Zell Contracting Party who owns of record Registrable Securities.

         (d) The term "Rule 415 Offering" means an offering on a delayed or continuous basis pursuant to Rule 415 (or any successor rule to similar effect) promulgated under the Act.

         (e) The term "Shelf Registration Statement" means a registration statement intended to effect a shelf registration in connection with a Rule 415 Offering.

                 5.2 Request for Registration.

                 (a) If the Company shall at any time receive a written request from any Zell Affiliates who are the Holders of at least 500,000 shares of Common Stock that the Company file a registration statement under the Act covering the registration of at least 500,000 shares of Common Stock, then the Company shall, within 10 days after the receipt thereof, give written notice of such request to all Holders, and shall, subject to the limitations of Section 5.2(b), effect as soon as practicable after the receipt of such request the registration under the Act of all Registrable Securities which the Holders request to be registered within 15 days after the mailing of such notice by the Company in accordance with Section 9.3.

                 (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 5.2 and the Company shall include such information in the written notice referred to in Section 5.2(a). In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 5.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. The Company at its sole discretion may offer a right to participate in any registration statement filed pursuant to this Section 5.2 to other holders of Common Stock, and may itself participate in any registration statement filed pursuant to this Section 5.2. However, notwithstanding any other provision of this Section 5.2, if the offering is an underwritten offering and the lead managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares of Common Stock to be underwritten, then (subject to any contrary provisions in registration rights agreements executed by the Company prior to the date hereof) the total number of shares of Common Stock to be underwritten shall be reduced, with such reduction coming first from selling stockholders who are not Holders, and then from the Company. If further reduction is required, the Company shall so advise all Holders of Registrable Securities that would have otherwise been underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities sought to be registered by each Holder.

                 (c) The Company is obligated to effect only two such registrations pursuant to this Section 5.2; provided, however, that if, as a result of a reduction in the size of an offering pursuant to Section 5.2(b), Holders are prevented from registering, in the aggregate, one-half of all of their Registrable Securities, then the Company shall be obligated to effect a third such registration pursuant to this Section 5.2.

                 (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section
5.2 a certificate signed by the Chief Executive, Chief Operating, or Chief Financial Officer of the Company stating that, in the good faith judgment of a majority of the Disinterested Directors, it would be materially detrimental to the Company for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any 12-month period.

             5.2A    Shelf Registration. If the Company shall at any time
receive a written request from any Zell Affiliates who are the Holders of at least 500,000 shares of Common Stock that the Company file a Shelf Registration Statement, then the Company shall upon receipt of such notice prepare and file a Shelf Registration Statement that shall include all Registrable Securities (and shall include in the "plan of distribution" of such Shelf Registration Statement, pledgees of any Holder), provided such Shelf Registration Statement shall not include securities of the Company for sale for the Company's own account. The Company shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 60 days of such written request. The Company shall keep such Shelf Registration Statement effective until such time as all Registrable Securities have been sold or disposed of thereunder or sold, transferred or otherwise disposed of (other than pursuant to a pledge of such Registrable Securities) to a person that is not a Holder. The Shelf Registration Statement shall not be counted as a request for registration pursuant to Section 5. 2 hereof.

                 5.3 Piggyback Registration. If (but without any obligation to do so) the Company proposes to register any of its Common Stock under the Act in connection with the public offering of such Common Stock by the Company solely for cash (other than a registration relating solely to the sale of securities to participants in a dividend reinvestment plan, stock plan or employee benefit plan; a registration relating solely to the issuance of securities to the security holders of an acquired company in connection with an acquisition; or a registration on any form which does not permit inclusion of selling stockholders), or the Company proposes to register any of its securities on behalf of a holder exercising demand registration rights similar to those set forth in Section 5.2, the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 15 days after mailing of such notice by the Company in accordance with Section 9.3, the Company shall, subject to the provisions of Section 5.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

                 5.4 Obligations of the Company.  Whenever required under this
Section 5 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

         (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable efforts to cause such registration statement to become effective, and (other than with respect to a Shelf Registration Statement), upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

         (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

         (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

         (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or other jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

         (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriters of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

         (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and then use its best efforts to promptly correct such statement or omission. Notwithstanding the foregoing and anything to the contrary set forth in this
Section 5.4, each Holder acknowledges that there may occasionally be times when the Company must suspend the use of the prospectus forming a part of the registration statement until such time as an amendment to the registration statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Holder hereby covenants that it will (a) keep any such notice strictly confidential, and (b) not sell any shares of Common Stock pursuant to such prospectus during the period commencing at the time at which the Company gives the Holder notice of the suspension of the use of such prospectus and ending at the time the Company gives the Holder notice that it may thereafter effect sales pursuant to such prospectus. The Company shall only be able to suspend the use of such prospectus for periods aggregating no more than 60 days in respect of any registration and, in any event, the 120-day period of effectiveness referred to in Section 5.4(a) shall be extended one day for each day that sales are suspended under this Section 5.4(f).

                 5.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities and as may be required from time to time to keep such registration current.

                 5.6 Expenses of Demand Registration and Shelf Registration. All expenses incurred by or on behalf of the Company in connection with registrations, filings or qualifications pursuant to Section 5.2 and Section 5.2A, including, without limitation, all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 5.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall reimburse the Company promptly for all such reasonable expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 5.2. In no event shall the Company be obligated to bear any underwriting discounts or commissions relating to Registrable Securities or the fees and expenses of counsel to the selling Holders.

                 5.7 Expenses of Piggyback Registration. The Company shall bear and pay all expenses incurred by or on behalf of the Company in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 5.3 for each Holder, including, without limitation, all registration, filing, and qualification fees, printing and accounting fees and fees and disbursements of counsel for the Company relating or allocable thereto, but excluding any underwriting discounts or commissions relating to Registrable Securities and the fees and disbursements of counsel to the selling Holders.

                 5.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 5.3 to include any of the Holders' Registrable Securities in such underwriting or the registration statement relating thereto unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by Holders and other stockholders to be included in such offering exceeds the amount of securities offered other than by the Company that the underwriters reasonably believe can be offered without jeopardizing the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering. To achieve any necessary reduction in the securities to be sold, the securities to be excluded from the offering shall first be selected (in each case, pro rata among such class of holders according to the total amount of securities proposed to be included in the registration statement or in such other proportions as shall mutually be agreed to by such class of holders) in the following order (subject to any contrary provisions in registration rights agreements executed by the Company prior to the date hereof): (i) first, securities being included on behalf of holders other than members of the Zell Group shall be excluded, except for securities of holders referred to in clause
(iii) below; (ii) next, if additional securities must be excluded, Registrable Securities included pursuant to Section 5.3 shall be excluded; (iii) thereafter, if additional securities must be excluded, securities included on behalf of a holder exercising demand registration rights similar to those set forth in Section 5.2 shall be excluded; and (iv) finally, if additional securities must be excluded, securities offered by the Company shall be excluded.

                 5.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 5.

                 5.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 5:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder and the affiliates of such Holder, and their respective directors, officers, general and limited partners, agents and representatives (and the directors, officers, affiliates and controlling persons thereof), and each other person, if any, who controls such Holder within the meaning of the Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such statement is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such omission is not corrected in the final prospectus), or (iii) any violation or alleged violation by the Company in connection with the registration of Registrable Securities under the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, affiliate or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this
Section 5.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder or controlling person. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

         (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 5.10(b) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this section 5.10(b) exceed the gross proceeds from the offering received by such Holder.

         (c)     Promptly after receipt by an indemnified party under this
Section 5.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 5.10. The indemnified party shall have the right, but not the obligation, to participate in the defense of any action referred to above through counsel of its own choosing and shall have the right, but not the obligation, to assert any and all separate defenses, cross claims or counterclaims which it may have, and the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of such counsel has been specifically authorized in advance by the indemnifying party, (ii) there is a conflict of interest that prevents counsel for the indemnifying party from adequately representing the interests of the indemnified party or there are defenses available to the indemnified party that are different from, or additional to, the defenses that are available to the indemnifying party, (iii) the indemnifying party does not employ counsel that is reasonably satisfactory to the indemnified party, or (iv) the indemnifying party fails to assume the defense or does not reasonably contest such action in good faith, in which case, if the indemnified party notifies the indemnifying party that it elects to employ separate counsel, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party; provided, however, that, the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to one firm acting as local counsel) for all indemnified parties.

             (d) The obligations of the Company and the holders under this Section 5.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 5.

             (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement (if any) entered into in connection with any underwritten public offering of the Registrable Securities are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall control.

                 5.11 Reports Under the Exchange Act. With a view to making available to the holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

             (a) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

             (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required under the Act and the Exchange Act; and

             (c) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, or as to whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                 5.12 No Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this
Section 5 may only be assigned by a Holder to a transferee or assignee of any Registrable Securities if (i) such transferee or assignee is a Zell Contracting Party and (ii) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                 5.13 Waiver Procedures. The observance by the Company of any provision of this Section 5 may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Holders of a majority of the Registrable Securities, and any waiver effected in accordance with this paragraph shall be binding upon each Holder of Registrable Securities.

                 5.14 "Market Stand-off" Agreement. Any Holder of Registrable Securities, if requested by an underwriter of any registered public offering of Company securities being sold in a firm commitment underwriting, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other Company Voting Securities) held by such Holder other than shares of Registrable Securities included in the registration during the seven days prior to, and during a period of up to 120 days following, the effective date of the registration statement. Such agreement shall be in writing in a form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restriction until the end of the required stand-off period.

                 Section 6. Term of Agreement; Certain Provisions Regarding Termination. Unless this Agreement specifically provides for earlier or later termination with respect to any particular right or obligation, this Agreement shall terminate if the Zell Group shall, at any time (in compliance with this Agreement), sell or otherwise dispose of or otherwise cease to own Company Voting Securities such that the Zell Group beneficially owns in the aggregate Company Voting Securities representing less than 2% of the Combined Voting Power of all Company Voting Securities (calculated in accordance with Section 3.1).

                 Section 7. Legend and Stop Transfer Order. To assist in effectuating the provisions of this Agreement, each Stockholder hereby consents
(i) to the placement within 10 business days after any Company Voting Securities become subject to the provisions of this Agreement, of the legend specified in Section 4.10(b) of the Stock Purchase and Sale Agreement on all certificates representing ownership of Company Voting Securities owned of record or beneficially by any member of the Zell Group, until such shares are sold, transferred or disposed in a manner permitted hereby to a person who is not then a member of the Zell Group, and (ii) to the entry of stop transfer orders with the transfer agent or agents of Company Voting Securities against the transfer of Company Voting Securities except in compliance with the requirements of this Agreement. The Company agrees to remove promptly all legends and stop transfer orders with respect to the transfer of Company Voting Securities being made to a person who is not then a member of the Zell Group in compliance with the provisions of this Agreement.

                 Section 8.   Remedies.

         (a)     The Stockholders and the Company acknowledge and agree that
(i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the parties hereto, and (ii) the parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as otherwise provided in Section 5.9 hereof, each party shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other party (or its affiliates) without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof and thereof in any court of the United States or any state thereof having jurisdiction, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity.

             (b) In addition to any other remedy the Company may have under this Agreement or in law or equity, if any member of the Zell Group shall acquire or transfer any Company Voting Securities in violation of this Agreement, such Company Voting Securities which are in excess of the number permitted to be owned or controlled by the Zell Group or which have been transferred by a member of the Zell Group in violation of the provisions of this Agreement may not be voted by the owner thereof or any proxy therefor.

             Section 9.   General Provisions.

             9.1 Consent to Jurisdiction; Service of Process. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without giving effect to any conflicts of law provisions. Each of the parties hereto irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding (collectively, "suit") arising out of this agreement shall be brought and adjudicated in the United States District Court for the District of Delaware or the Southern District of California, or, if such courts will not accept jurisdiction, in any court of competent civil jurisdiction sitting in either the State of Delaware or the City of San Diego, California, (b) submits to the jurisdiction of any such court for the purposes of any such suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper. Each of the parties also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.3.

             9.2 Additional Zell Group Parties; Joint and Several Obligations. All of the obligations of the Zell Group and its members (other than Handy, FPH Trustee, Saltsman, Gaffney, Rivera, MelChart and their affiliates) hereunder shall be joint and several. All of the obligations of Handy, FPH Trustee, Saltsman, Gaffney, Rivera, MelChart and their affiliates hereunder shall be several and not joint. Each member of the Zell Group that shall become or have the right to become the beneficial owner, within the meaning and scope of
Section 3.1 hereof, of Company Voting Securities shall, promptly upon becoming such owner or holder, execute and deliver to the Company a joinder agreement, agreeing to be legally bound by this Agreement to the same extent as if it had signed this Agreement as an original signatory as a member of the Zell Group; provided that failure to execute such an agreement shall not excuse such member's non-compliance with any provision of this Agreement. No member of the Zell Group shall transfer securities to another member of the Zell Group unless the transferee shall agree to be bound by this Agreement in the manner specified above in this Section 9.2.

                 9.3 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally or deposited in the U.S. mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service, addressed as follows:

                 If to the Company:

                          Chart House Enterprises, Inc.
                          115 South Acacia Avenue
                          Solana Beach, California 92075
                          Attn:  Chief Executive Officer

                 With a copy to:

                          Sidley & Austin
                          One First National Plaza
                          Chicago, Illinois 60603
                          Attn:  Larry A. Barden

                 If to any Stockholder or any member of the Zell Group:

                          Samstock, L.L.C.
                          Two North Riverside Plaza
                          Suite 1900
                          Chicago, Illinois  60606
                          Attn:  F. Philip Handy

                 With a copy to:

                          Rosenberg & Liebentritt
                          Two North Riverside Plaza
                          Suite 1515
                          Chicago, Illinois  60606
                          Attn:  Alisa M. Singer

                 And to:

                          Seyfarth, Shaw, Fairweather & Geraldson
                          55 East Monroe Street
                          Suite 4200
                          Chicago, Illinois 60603
                          Attn:  Robert F. Weber
or to such other address as may be specified in a notice given pursuant to this
Section 9.3.

                 9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The parties hereto agree that they will use their best efforts at all times to support and defend this Agreement.

                 9.5 Amendments. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto; provided, however, that any amendment executed by the Company must prior thereto be approved by a majority of the Disinterested Directors then in office.

                 9.6 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                 9.7 Counterparts; Facsimile Signatures. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, or on whose behalf such counterpart is executed, but all of which taken together shall be one and the same agreement. A facsimile copy of a signature of a party to this Agreement or any such counterpart shall be fully effective as if an original signature.

                 9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

                 IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Agreement, all as of the day and year first above written.

Company:                            CHART HOUSE ENTERPRISES, INC.


                                    By: /s/ Richard E. Rivera
                                        ---------------------------------------
                                        Name: Richard E. Rivera
                                        ---------------------------------------
                                        Title: President and Chief Executive
                                               Officer
                                               --------------------------------


CHI: CHART HOUSE INVESTORS, L.L.C., by ALPHABET PARTNERS, its managing member, by a general partner

                                    By:  /s/ Arthur A. Greenberg
                                         --------------------------------------
                                         Name: Arthur A. Greenberg
                                               --------------------------------
                                         Title: Trustee
                                               --------------------------------



Samstock:                         SAMSTOCK, L.L.C., by SZ INVESTMENTS, L.L.C.,
                                  its sole member, by ZELL GENERAL
                                  PARTNERSHIP, INC., its sole member

                                    By: /s/ Sheli Z. Rosenberg
                                        ---------------------------------------

                                        Name: Sheli Z. Rosenberg
                                              ---------------------------------

                                        Title: Vice President
                                               --------------------------------


ZFT:                              SAMSTOCK/ZFT, L.L.C., by ZFT
                                  PARTNERSHIP,
                                  its sole member, by a general partner

                                  By: /s/ Sheli Z. Rosenberg
                                      -----------------------------------------
                                      Name: Sheli Z. Rosenberg
                                            -----------------------------------
                                       Title: Trustee
                                               --------------------------------


Handy:
                                  /s/ F. Philip Handy
                                  ---------------------------------------
                                  F. Philip Handy, individually

FPH Trustee:

                                    /s/ F. Philip Handy
                                    --------------------------------------------
                                    F. Philip Handy, as Trustee of the Blaine
                                    Trust
Saltsman:

                                    /s/ Robert Saltsman
                                    --------------------------------------------
                                    Robert Saltsman

Gaffney:

                                    /s/ Thomas Gaffney
                                    --------------------------------------------
                                    Thomas Gaffney


                                    /s/ Donna Gaffney
                                    --------------------------------------------
                                    Donna Gaffney
Rivera:

                                    /s/ Richard Rivera
                                    --------------------------------------------
                                    Richard Rivera

MelChart:                           MELCHART, LLC

                                    By: /s/ Richard Melman
                                        ----------------------------------------
                                    Richard Melman, manager, by Michael E. Fox
                                    under Power of Attorney


Alpha: ALPHA/ZFT PARTNERSHIP, by a general partner of one of its general partners, solely for purposes of Section 3.8 of this Agreement

                                    By: /s/ Sheli Z. Rosenberg
                                        ----------------------------------------
                                        Name: Sheli Z. Rosenberg
                                              ----------------------------------
                                        Title: Trustee
                                               ---------------------------------

                                                                       EXHIBIT A

                           OWNERSHIP OF COMMON STOCK

As of the date of the Amended and Restated Standstill Agreement, the 3,400,000 shares of Common Stock of Chart House Enterprises, Inc. (the "Company") originally acquired by Chart House Investors, L.L.C. ("CHI") from the Company pursuant to that certain Stock Purchase and Sale Agreement dated as of March 10, 1997, and subsequently acquired, directly or indirectly, by sale, distribution, contribution or otherwise by other Stockholders, are held by the Stockholders as follows:

Stockholder                                Number of Shares Held
-----------                                ---------------------
Samstock, L.L.C.                                     1,860,000
Samstock/ZFT, L.L.C.                                   705,808
Chart House Investors, L.L.C.                          428,591
F. Philip Handy, as Trustee
   of the Blaine Trust                                 103,539
Robert Saltsman                                          4,137
Thomas and Donna Gaffney                                20,708
Richard Rivera                                          75,000
MelChart LLC                                           202,217
------------                                           -------
Total                                                3,400,000